Exhibit 99.17

For: Mechanical Technology Inc.

CONTACT:
Nancy Heslin Lauricella	George Relan
Marketing and Communications Program Manager	Director of Investor Relations
nheslin@mechtech.com	grelan@mechtech.com
518.533.2218	518.533.2200

MECHANICAL TECHNOLOGY REPORTS

SECOND QUARTER 2003 RESULTS AND PROGRESS

Albany, N.Y., August 13, 2003 -- Mechanical Technology Inc. (NASDAQ: MKTY) reports today financial results for its second quarter ended June 30, 2003.

The Company will have a live conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the call is (913) 981-5558. There will be a simultaneous live web cast which can be heard by logging onto Mechanical Technology's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on both the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 407143.

Second Quarter Financial Results

For the three months ended June 30, 2003, the Company reported a net loss of $386 thousand, or $0.01 per diluted share, on revenues of $2.01 million, compared with a net loss of $5.96 million - which includes a $4.37 million loss, net of tax, from the recognition of the Company's proportionate share of losses in equity holdings - or $0.17 per diluted share, on revenues of $1.98 million, in the prior-year.

Second quarter 2003 results reflect increased expenditures for the development and commercialization of micro fuel cells for portable electronics; increased funded research and development revenues reflecting the successful development and delivery of prototypes to Harris Communications; and decreased product revenues due to continuing softness in the market for non-contact measurement equipment partially offset by gains in aviation product sales which have seen increases over the prior year for the second quarter in a row.

Revenue for the second quarter of 2003 included $1.42 million in product revenue for the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments), and $590 thousand for funded research and development revenue in the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro) compared to product revenue of $1.60 million, and $385 thousand for funded research and development revenue for the prior year.

Research and product development expenses for the quarter ended June 30, 2003 were $2.08 million compared to $1.77 million for the same period in 2002. Selling, general and administrative (SG&A) expenses for the second quarter of 2003 increased to $1.26 million, compared to $1.02 million for the same quarter of 2002.

Results for the three months ended June 30, 2003 included a $1.64 million gain on the sale of securities available for sale as compared to the same period in 2002, which included a $2.37 million gain on the sale of holdings. The decrease is due to lower average share prices in 2003 compared to 2002.

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PAGE 2 - MECHANICAL TECHNOLOGY Q2 2003 RESULTS

For the three months ended June 30, 2003 and 2002, the Company recorded charges of $418 thousand and $1.90 million, respectively, for impairment losses for other than temporary declines in the value of certain available for sale securities. In addition, 2002 also included losses from equity method investments.

Cash used in operations for the quarter ended June 30, 2003, was $1.89 million and cash used for capital expenditures was $357 thousand.

Six Month Financial Results

For the six-months ended June 30, 2003, the Company reported a net loss of $449 thousand or $0.02 per diluted share, on revenues of $3.82 million - $2.71 million from product revenues generated by MTI Instruments and $1.11 million from funded research and development revenues generated by MTI Micro. This compares with a net loss of $11.21 million, or $0.32 per diluted share, on revenues of $2.74 million - $2.19 million generated by MTI Instruments and $0.55 million generated by MTI Micro. The 2002 results also included a $6.24 million loss, net of tax, from the recognition of the Company's proportionate share of losses in equity holdings.

Research and product development expenses for the six months ended June 30, 2003 were $3.85 million compared to $3.14 million for the same period in 2002, the increase reflects MTI Micro's increasing micro fuel cell development and commercialization efforts and MTI Instruments' efforts to enhance its current products and develop complementary products for its popular PBS aviation product line. SG&A expenses for the six months ended June 30, 2003, increased to $2.68 million compared to $2.66 million for the same period of 2002.

Results for the six months ended June 30, 2003 include a $3.36 million gain on the sale of securities available for sale as compared to the six months ended June 30, 2002, that included a $4.61 million gain on the sale of holdings which reflects lower average share prices in 2003 compared to 2002.

For the six months ended June 30, 2003 and 2002, the Company recorded impairment charges which totaled $418 thousand and $7.18 million, respectively, related to available for sale securities. In addition, 2002 also included losses from equity method investments.

Cash used in operations for the six months ended June 30, 2003, was $3.69 million and cash used for capital expenditures was $507 thousand. Cash used in operations and for capital expenditures was less than expected due to our emphasis on financial management.

See the attached financial highlights for the Company's second quarter ended June 30, 2003.

About Mechanical Technology

Mechanical Technology (NASDAQ:MKTY) is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. Mechanical Technology also co-founded and retains a significant interest in Plug Power Inc., a leading manufacturer of fuel cells. For more information: www.mechtech.com.

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(Financial Table Attached)

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
Revenue:
Product revenue	$ 2,706	$ 2,185	$ 1,423	$ 1,595
Funded research and development	1,112	557	590	385

Total revenue	3,818	2,742	2,013	1,980

Operating costs and expenses:
Cost of product revenue	1,113	1,250	558	838
Research and product development expenses:
Funded research and product development	1,623	1,017	803	672
Unfunded research and product development	2,231	2,118	1,280	1,095

Total research and product development expenses	3,854	3,135	2,083	1,767

Selling, general and administrative expenses	2,680	2,658	1,260	1,023

Operating loss	(3,829)	(4,301)	(1,888)	(1,648)

Interest expense	(7)	(24)	(4)	(12)
Loss on derivatives	(6)	(178)	-	(11)
Gain on sale of securities available for sale, net	3,360	-	1,640	-
Gain on sale of holdings, net	-	4,610	-	2,369
Impairment losses	(418)	(7,182)	(418)	(1,900)
Other (expense) income, net	(64)	13	(26)	4

Loss from continuing operations before income taxes,
equity in holdings' losses and minority intereses	(964)	(7,062)	(696)	(1,198)

Income tax benefit (expense)	351	1,861	262	(492)

Equity in holdings' losses, net of tax	-	(6,240)	-	(4,374)

Minority interests in losses of consolidated subsidiary	151	229	35	108

Loss from continuing operations	(462)	(11,212)	(399)	(5,956)

Income from discontinued operations, net of tax	13	-	13	-

Net loss	$ (449)	$ (11,212)	$ (386)	$ (5,956)

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
Loss per Share (Basic and Diluted):

Loss per share from continuing operations	$ (0.02)	$ (0.32)	$ (0.01)	$ (0.17)
Income per share from discontinued operations	-	-	-	-
Loss per share	$ (0.02)	$ (0.32)	$ (0.01)	$ (0.17)

Selected Balance Sheet Data	As of
(Dollars in Thousands)	June 30,	Dec. 31,
	2003	2002
	(unaudited)	(audited)

Cash and cash equivalents	$ 8,542	$ 7,320
Total assets	50,184	52,384
Total liabilities	10,707	11,486
Minority interests	-	150
Total shareholders' equity	39,477	40,748
Total liabilities and shareholders' equity	50,184	52,384

Other Information

Shares Held:

Plug Power Inc.	7,073,227	11,994,315
SatCon Technology Corporation	581,100	1,300,000
Beacon Power Corporation	-	4,410,797